Exhibit 99.1

PAMRAPO BANCORP, INC. REPORTS FOURTH QUARTER RESULTS

AND ANNOUNCES STOCK REPURCHASE PROGRAM

BAYONNE, N.J., February 3, 2009 — Pamrapo Bancorp, Inc. (NASDAQ: PBCI) today reported net income for the fiscal year ended December 31, 2008 and net loss for the fourth quarter ended December 31, 2008.

Net income for the year ended December 31, 2008 amounted to $2.5 million, or $0.49 cents per share, as compared with $4.4 million, or $0.87 cents per share, for the year ended December 31, 2007. The decrease in net income for the 2008 fiscal year was primarily due to increased professional fees of approximately $2,000,000 along with an increase of approximately $960,000 in the provision for loan losses, compared to fiscal 2007. The increase in professional fees was predominately due to fees paid to consultants that Pamrapo Savings Bank, S.L.A. engaged as a result of the cease and desist order issued by the Office of Thrift Supervision, effective September 26, 2008. As previously disclosed, the order relates to compliance matters, and does not identify or relate to any issues regarding the safety and soundness of the Bank. Pamrapo Savings Bank, S.L.A. continues to be well-capitalized as of December 31, 2008 with a tier one capital ratio of 9.14% as compared to the minimum regulatory requirement of 4%. The increase in the provision for loan losses was primarily due to an increase in the Bank’s non-performing loans, which were $10.8 million at December 31, 2008 compared to $5.5 million at December 31, 2007.

The net loss for the fourth quarter of 2008 amounted to $124,000, or $0.03 cents per share, as compared with net income of $828,000, or $0.17 cents per share, in the fourth quarter of 2007. The loss for the quarter was primarily due to increased professional fees of approximately $1,000,000 along with an increase of approximately $900,000 in the provision for loan losses, compared to the fourth quarter of 2007. Professional fees and the provision for loan losses increased in the fourth quarter for similar reasons as the increases that occurred during fiscal 2008, as discussed above.

Pamrapo’s book value per share at December 31, 2008 was $11.08.

In the fourth quarter of 2008, Pamrapo repurchased 40,000 shares under its previous share repurchase program that was announced on August 22, 2000, at an average price of $9.00, leaving only 1,465 shares remaining that may be repurchased under that program as of December 31, 2008. Pamrapo Bancorp, Inc. today announced that its Board of Directors has authorized the repurchase of up to 5% of its outstanding common stock, or approximately 246,700 shares. The repurchases under the current program generally will be effected through open market purchases.

Pamrapo Bancorp, Inc. is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates eleven branch offices in Bayonne, Jersey City, Fort Lee, Hoboken, and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT

Robert A. Hughes, CPA

Investor Relations

201-339-4600

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, except per share data)

	For the Year Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
Interest income
Loans	$27,746	$28,838	$7,024	$7,163
Mortgage-backed securities	5,647	6,003	1,377	1,392
Investments	851	695	228	181
Other interest-earning assets	970	1,566	40	462

Total Interest Income	35,214	37,102	8,669	9,198

Interest expense
Deposits	11,512	13,699	2,519	3,502
Advances and other borrowed money	3,893	4,384	919	1,051

Total Interest Expense	15,405	18,083	3,438	4,553

Net Interest Income	19,809	19,019	5,231	4,645
Provision for Loan Losses	1,630	670	1,050	150

Net Interest Income after Provision for Loan Losses	18,179	18,349	4,181	4,495

	—	—	—	—
Non-Interest Income
Fees and service charges	1,240	1,250	284	319
Commissions from sale of financial products	859	904	346	159
Other	325	194	60	56

Total Non-Interest Income	2,424	2,348	690	534

Non-Interest Expenses
Salaries and employee benefits	7,910	7,596	1,973	2,105
Net occupancy expense of premises	1,292	1,200	303	299
Equipment	1,358	1,320	370	370
Advertising	243	255	51	78
Professional fees	2,798	771	1,262	221
Other	2,819	2,700	866	682

Total Non-Interest Expenses	16,420	13,842	4,825	3,755

Income before Income Taxes	4,183	6,855	46	1,274
Income Taxes	1,724	2,503	170	446

Net Income (loss)	$2,459	$4,352	$(124)	$828

Net Income (loss) per Common Share
Basic	$0.49	$0.87	$(0.03)	$0.17
Diluted	$0.49	$0.87	$(0.03)	$0.17

Weighted Average Number of Common Shares outstanding
Basic	4,970,788	4,975,542	4,956,629	4,975,542
Diluted	4,970,788	4,978,652	4,956,629	4,977,455

Dividends per Common Share	$0.84	$0.92	$0.15	$0.23